Exhibit 23.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kaixin Auto Holdings on Form F-3 of our report dated May 14, 2021 with respect to our audits of the consolidated financial statements of Kaixin Auto Holdings as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 20-F of Kaixin Auto Holdings for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum Bernstein & Pinchuk LLP

Beijing, China

August 3, 2021

www.marcumbp.com